EXHIBIT 99.1

Important Notice Concerning Limitations on
Trading in Capitol Bancorp Limited Equity Securities

To:	Executive Officers and Directors of Capitol Bancorp Limited

From:	Cristin K. Reid, Corporate President

Date:	December 15, 2008

1.
A “blackout period” will be imposed under the Capitol Bancorp Limited (“Capitol”) 401(k) Plan (the “401(k) Plan”). This blackout period, which applies to you even if you do not participate in the 401(k) Plan (see #4 below), is necessary in order for participants’ accounts in the 401(k) Plan to be transferred from Prudential Bank & Trust, FSB to Principal Financial Group in connection with the change of the 401(k) Plan’s recordkeeper.  Under the Sarbanes-Oxley Act of 2002 and SEC Regulation BTR, which deals with insider trades during pension fund (including 401(k)) blackouts, the executive officers and directors of Capitol will generally be prohibited from engaging in transactions involving Capitol’s equity securities (including options and other derivatives based on Capitol stock) during this blackout period.

2.
As a result of the recordkeeper change from Prudential Bank & Trust, FSB to Principal Financial Group, during the blackout period participants in the 401(k) Plan will be temporarily unable to (1) make exchanges into or out of Capitol common stock under the 401(k) Plan, (2) take distributions of money invested in Capitol common stock, and (3) take loans of money invested in Capitol common stock.

3.
The blackout period for the 401(k) Plan is expected to begin on January 5, 2009, and end the week of January 25, 2009, provided, however, that the blackout period may be extended due to events that are beyond the control of Capitol. We will notify you of any changes that affect the dates of the blackout period.  The blackout period is in addition to Capitol’s regularly scheduled blackout periods related to its earnings releases and may have the effect of shortening the customary trading window generally applicable under normal circumstances.  In addition, you can confirm the status of the blackout period by contacting Stephanie Swan by U.S. mail at 200 N. Washington Square, Capitol Bancorp Center, Lansing, MI 48933 or by telephone at 517-372-7402.

4.
Generally, during the blackout period, you are prohibited from directly or indirectly, purchasing, selling or otherwise transferring any equity security of Capitol that you acquired in connection with your service as an executive officer or director. “Equity securities” are defined broadly to include options and other derivatives. Covered transactions are not limited to those involving your direct ownership, but include any transaction in which you have a pecuniary interest.

5.
The prohibition covers securities acquired “in connection with service as a director or executive officer.” This includes, among other things, securities acquired under a compensatory plan or contract (such as under a stock option, or a restricted stock grant), as a direct or indirect inducement to employment or joining the Board of Directors, in transactions between the individual and the company, and as director qualifying shares. Securities acquired outside of an individual’s service as a director or executive officer (such as shares acquired when the person was an employee but not yet an executive officer) are not covered. However, if you hold both covered shares and non-covered shares, any shares that you sell will be presumed to come first from the covered shares unless you can identify the source of the sold shares and show that you use the same identification for all related purposes (such as tax reporting and disclosure requirements).

6.	The following are examples of transactions that you may not engage in during the blackout period:
•	Exercising stock options granted to you in connection with your service as a director or executive officer;
•	Selling Capitol common stock that you acquired by exercising options; or
•	Selling Capitol common stock that you originally received as a restricted stock grant.
7.	There are certain exemptions, including:
•
Purchases or sales under 10b5-1(c) trading plans (so long as you do not make or modify your election during the blackout period or at a time when you are aware of the actual or approximate dates of the blackout);

•	Bona fide gifts, bequests and transfers pursuant to domestic relations orders.
8.	If you engage in a transaction that violates these rules, you can be required to disgorge your profits from the transaction, and you are subject to civil and criminal penalties.

  As a final reminder, please follow our existing procedures and contact Stephanie Swan or myself before engaging in any transaction involving Capitol stock or derivatives based on Capitol stock during a blackout period, or if you believe that any such transaction in which you have a pecuniary interest may occur during a blackout period.